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                                                                        EX-99.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 7, 1997 relating to the financial statements and the financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of New England Funds Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Prospectuses and to the reference to us under the heading "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Boston, Massachusetts
June 23, 1997